Exhibit 10.1

THIRTEENTH AMENDMENT TO

AMENDED AND RESTATED LOAN AGREEMENT

This Thirteenth Amendment to Amended and Restated Loan Agreement (the "Thirteenth Amendment") is entered into effective as of June 5, 2015 by and between SUPERTEL HOSPITALITY, INC., a Maryland corporation ("Borrower") and GREAT WESTERN BANK, a South Dakota corporation ("Bank").

WHEREAS, on or about December 3, 2008, Borrower and Bank entered into that certain Amended and Restated Loan Agreement, pursuant to which Bank agreed to make certain Loans to Borrower (said Amended and Restated Loan Agreement as amended by any and all modifications or amendments thereto executed by Borrower and Bank are hereinafter referred to as the "Agreement"; terms used, but not defined herein, have the meanings set forth in the Agreement); and

WHEREAS, Borrower and Bank have agreed to amend certain terms and conditions in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Amendment to Section 1.01. Section 1.01 of the Agreement is hereby amended and restated in its entirety as follows:

1.01.           The Revolving Loan.  Bank agrees, on the terms and conditions hereinafter set forth, to make loans to Borrower (collectively, the "Revolving Loan"), by means of one or more advances made from time to time during the period of time from the date hereof, to and including the earlier of June 30, 2018 (the "Revolving Loan Maturity Date"), or the date of the occurrence of an Event of Default (as hereinafter defined), not to exceed the least of: (a) the "Maximum Revolving Loan Amount", (b) 65% of the total appraised value of the Hotels (the "Borrowing Base"), or (c) $11,200,000 minus the aggregate amount of principal payments required to be made on the Revolving Loan from the sale of Hotels from and after July 1, 2015 (the "Principal Reduction Amount").

"Maximum Revolving Loan Amount" means (i) from June 5, 2015 through and including June 30, 2016, $11,200,000, (ii) from July 1, 2016 through and including June 30, 2017, $10,200,000, and (iii) from July 1, 2017 through the Revolving Loan Maturity Date, $9,200,000.

For purposes of determining the Borrowing Base, Bank shall utilize the most recent appraisals obtained by Bank from time to time during the term of the Revolving Loan.

The books and records of Bank shall, in the absence of manifest error, be prima facie evidence in any court or other proceeding brought to enforce the Revolving Note (as hereinafter defined) as to the principal balance of the Revolving Loan outstanding at any time and the amount of accrued interest.

(A)           The Revolving Note. The Revolving Loan shall be evidenced by an amended and restated promissory note (the "Revolving Note") dated as of June 5, 2015 payable to the order of Bank in the original principal amount of $11,200,000.

(B)           Letters of Credit.  Borrower may utilize the Revolving Loan by requesting that Bank issue, and Bank, subject to the terms and conditions of this Agreement, may, in its sole discretion, issue a standby letter of credit in favor of The Mary Elizabeth Stevenson Rogers Family Trust (the "LC Beneficiary") to secure rental payments (the "Letter of Credit"); provided, however, that:

(1)           the maximum amount available to be drawn under the Letter of Credit (determined without regard to whether any conditions to drawing could then be met) and all unreimbursed drawings under Letter of Credit (the "Letter of Credit Liabilities") shall not at any time exceed the amount of $51,300; and

(2)           the sum of (a) the aggregate amount of the Revolving Loan then outstanding plus (b) the aggregate amount of Letter of Credit Liabilities, does not exceed the least of the Maximum Revolving Loan Amount, the Borrowing Base, and the Principal Reduction Amount.

(C)           Advance of Funds.

(1)           Manner of Making Advances.  If Borrower is eligible for advances upon the Revolving Note and if, at the time of the advance, all conditions to making an advance of funds have been satisfied, funds will be advanced as provided in this Section 1.01(C) or as Borrower and Bank may otherwise agree from time to time.

(a)           Advances will be made from time to time to Borrower's Operating Account (as defined in Section 4.01(E)) as necessary so that the Operating Account will, at all times, have an account balance of $100,000 in collected funds.  In the event the balance in the Operating Account exceeds $100,000 at the close of business on any Business Day (as defined in Section 1.10), the excess amount over $100,000 in such Operating Account shall be withdrawn from the Operating Account by Bank and applied toward payment of the principal amount due on the Revolving Loan.

(b)           Advances will also be made from time to time upon the written request for an advance by Borrower to Bank.

(2)           Limitations on Advances.  Notwithstanding anything in this Agreement to the contrary, no advance shall be made or permitted hereunder which would result in the unpaid principal balance of the Revolving Note, including any advances made under the Security Documents hereunder, exceeding the least of the Maximum Revolving Loan Amount, the Borrowing Base, and the Principal Reduction Amount.  No advance shall be made upon the occurrence and continuance of any Event of Default described in Section 5.01 below.  Any recordation of an advance by Bank on the Revolving Note, the reverse side of the Revolving Note, or on supplemental sheets attached to the Revolving Note, or otherwise on Bank's records, made pursuant to this Agreement shall be prima facie evidence in any court or other proceeding brought to enforce the Revolving Note that Borrower has authorized Bank to make such advances and that Bank has effected such advances.  The advance will be deemed to be at the request of and for the benefit of Borrower when credited to Borrower's account with Bank or when advanced in accordance with the instructions of an authorized representative of Borrower.  Bank may establish a cut-off time for requesting advances, with requests made after that time being treated as made the next Business Day of Bank.

(D)           Interest.  The unpaid principal balance of the Revolving Loan will bear interest at the "Prime Rate" plus 1% per annum, which rate of interest shall be adjusted daily as said Prime Rate changes (the "Revolving Loan Interest Rate").  For purposes of this Agreement, "Prime Rate" means the national prime rate of interest as published in the Wall Street Journal (base rate on corporate loans posted by at least 75% of the nation's thirty (30) largest banks).

(E)           Repayment.  Borrower shall repay the aggregate unpaid principal amount of the Revolving Loan plus interest accrued thereon as follows:

(1)           Borrower shall pay interest only on the unpaid principal balance from time to time outstanding, with such payments beginning on the 5th day of July, 2015 and continuing on the fifth day of each month thereafter during the term of the Revolving Loan.

(2)           If at any time the unpaid principal balance on the Revolving Note shall exceed least of the Maximum Revolving Loan Amount, the Borrowing Base, and the Principal Reduction Amount, Borrower shall pay to Bank, upon oral or written demand by Bank, an amount sufficient to reduce the unpaid principal balance of the Revolving Note such that it does not exceed the least of the Maximum Revolving Loan Amount, the Borrowing Base, and the Principal Reduction Amount.

(3)           Payments of the unpaid principal shall be made from Borrower's Operating Account as provided in Section 1.01(C)(1).

(4)           Borrower shall pay all remaining unpaid principal, all accrued and unpaid interest, and all other unpaid fees and charges due under the Loan Documents in connection with the Revolving Loan on or before the Revolving Loan Maturity Date.

Bank shall be authorized to withdraw funds from Borrower's Operating Account to make any of the payments referred to above, but the failure or refusal of Bank to do so shall not excuse or extend the due date for any such payment.

(F)           Use and Application of Revolving Loan Proceeds.  The entire proceeds of the Revolving Loan shall be used to provide operating funds for Borrower.

SECTION 2.  Amendment to Section 1.05.  Section 1.05 of the Agreement is hereby amended and restated in its entirety as follows:

1.05. Prepayment.  Borrower may, at any time, prepay the outstanding amount of the Revolving Loan in whole or in part, without penalty.

SECTION 3.  Amendment to Section 4.01.  Section 4.01 is hereby amended by amending and restating Sections 4.01(G), (H), and (I) in their entirety all as follows:

(G)           Loan Debt Service Coverage Ratio.  Borrower shall, at all times, maintain a "Debt Service Coverage Ratio" (Adjusted Net Operating Income divided by Imputed Debt Service) of at least 1.20 to 1.00, which shall be tested at the end of each month commencing with July 31, 2015.  "Adjusted Net Operating Income" is defined as the net operating income of Borrower for the Hotels owned by the Hotel Owners as of the end of the applicable fiscal quarter, for the preceding twelve (12) month period, minus (a) an amount equal to four percent (4%) of gross room revenues from the Hotels owned by the Hotel Owners as of the end of the applicable fiscal quarter for furniture, fixtures and equipment reserve and (b) an amount equal to four percent (4%) of gross room revenues from the Hotels owned by the Hotel Owners as of the end of the applicable fiscal quarter for management fees and expenses.  "Imputed Debt Service" is defined as the annual principal and interest payments required to fully amortize the least of the Maximum Revolving Loan Amount, the Borrowing Base, and the Principal Reduction Amount, regardless of the amount of the Revolving Loan that has been advanced to Borrower, based on a twenty (20) year amortization and an interest rate of 4.50% per annum.  If the Debt Service Coverage Ratio falls below the requirement set forth in this paragraph, the Borrowing Base shall be decreased so that the Debt Service Coverage Ratio meets the ratio set forth in this paragraph, and any principal advanced in excess of the Borrowing Base amount will be immediately due and payable.  Borrower may request approval from Bank, which Bank may approve or disapprove at its discretion, to pledge additional real estate as Collateral for the Loans to maintain compliance with the covenants and conditions of the Loan Documents or to cure any non-compliance with any of the affirmative covenants in this Agreement.  The request for approval to add additional Collateral shall not be deemed to affect in any manner Bank's rights under this Agreement or the other Loan Documents for the failure of Borrower to comply with the requirements of this Agreement.  With respect to each parcel that will be substituted as Collateral for the Loans, the requirements of Section 2.03 of this Agreement must be met to Bank's satisfaction as to such parcel prior to such parcel being added as Collateral.  Any Hotels sold since the immediately prior reporting period shall be excluded for purposes of calculating the Debt Service Coverage Ratio for the then current reporting period.

(H)           Consolidated Debt Service Coverage Ratio.  Borrower shall, at all times, maintain a "Consolidated Debt Service Coverage Ratio" (Adjusted Consolidated Net Operating Income divided by Imputed Consolidated Debt Service) of at least 1.05 to 1.00 from and after June 30, 2015, which shall be tested at the end of each fiscal quarter.  Adjusted Consolidated Net Operating Income shall be determined in the same manner as Adjusted Net Operating Income as provided in Section 4.01(G), but include the Hotels and all of Borrower's other hotel properties owned as of the end of the applicable fiscal quarter.  "Imputed Consolidated Debt Service" shall be defined as the total of: (a) the then current monthly principal and interest payments on all non-revolving loan obligations of Borrower times 12, plus (b) the Imputed Debt Service (determined as provided in Section 4.01(G)); provided, that the principal and interest payments on loan obligations of Borrower that financed the acquisition or development of any new hotel within the preceding twelve (12) month period shall be determined on a pro forma basis by taking the current scheduled principal and interest payment on such loan obligation and multiplying such current payment by the number of months that such new hotel has been owned, opened and operated by Borrower.  As used in this Section 4.01(H), the term "Borrower" shall include all entities included in Borrower's consolidated financial statements.  Any Hotels or hotel properties sold since the immediately prior reporting period shall be excluded for purposes of calculating the Consolidated Debt Service Coverage Ratio for the then current reporting period.

(I)           Loan to Value Ratio.  Borrower shall, at all times, maintain a "Loan to Value Ratio" (unpaid principal balance of the Revolving Loan divided by value of Hotels) of no greater than 65%, which shall be tested annually on December 31st of each year commencing on December 31, 2015.  The value of all of the Borrower's Hotels shall be based most recent appraisals obtained by Bank from time to time during the term of the Revolving Loan.

SECTION 4.                                Non-Usage Fee.  From and after July 1, 2015, Borrower shall pay to Bank a non-use fee on the difference between the least of the Maximum Revolving Loan Amount, the Borrowing Base, and the Principal Reduction Amount and the average daily balance of the Revolving Loan, at a rate equal to .25% per annum.  The non-use fee is payable in arrears on June 30, 2016, June 30, 2017 and June 30, 2018.

SECTION 5.                      Hotel Release Price.  Notwithstanding any provision contained in the Agreement to the contrary, in the event (i) a Hotel Owner enters into a purchase agreement to sell a Hotel to an unrelated third party and (ii) at the time of closing such sale there is no Event of Default or event which, with the passage of time or giving of notice or both, would be an Event of Default, then Bank will release its lien on such Hotel upon receipt of the release price for such Hotel as set forth on Exhibit "A" attached hereto.  Bank will apply such payments to permanently reduce the principal amount of the Revolving Loan.

SECTION 6.                      Appraisals.  The parties intend the initial "Maximum Loan Amount" to be the lesser of $11,200,000 and 65% of the appraised value of the Hotels, as shown in the most recent appraisals obtained by Bank.  Borrower and Bank acknowledge that the most recent appraisals are under review by Bank and its independent appraisal consultant.  Accordingly, the initial "Maximum Loan Amount" of $11,200,000, the amount of each annual stepdown of the Maximum Loan Amount, and the Hotel release prices set forth in Section 5 are subject to adjustment based on the results of the final review of such appraisals by Bank and its independent appraisal consultant (to coincide with the intent that such amounts be tied to 65% of the appraised value of the Hotels).

SECTION 7.                      Effectiveness.  The effectiveness of this Thirteenth Amendment is subject to the condition precedent that Bank shall have received (a) counterparts of this Thirteenth Amendment duly executed by Borrower and Bank and (b) a loan origination fee in the amount of $112,000.

SECTION 8.                      Representations and Warranties of Borrower.  Borrower represents and warrants as follows:

(a)	Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b)
The execution, delivery and performance by Borrower of this Thirteenth Amendment and performance by Borrower of the Agreement, as amended hereby, are within Borrower's powers, have been duly authorized by all necessary company action and do not contravene (i) Borrower's articles of incorporation, or (ii) any law or any contractual restriction binding on or affecting Borrower, or result in, or require, the creation of any lien, security interest or other charge or encumbrance upon or with respect to Borrower's properties, except as contemplated by the Agreement, as amended hereby.

(c)
No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Borrower of this Thirteenth Amendment or the Agreement, as amended hereby.

(d)
This Thirteenth Amendment and the Agreement, as amended hereby, constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting creditor's rights in general or general principles of equity.

(e)
There is no pending or threatened action or proceeding affecting Borrower before any court, governmental agency or arbitrator, which may materially adversely affect the financial condition or operations of Borrower.

(f)	No Event of Default listed in Section 5.01 of the Agreement has occurred and is continuing.

SECTION 9.                      Reference to and Effect on the Agreement.

(a)
On and after the date hereof, each reference in the Agreement to "this Agreement", "hereunder" "hereof", "herein" or words of like import shall mean and be a reference to the Agreement as amended hereby.

(b)	Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

(c)
The execution, delivery and effectiveness of this Thirteenth Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Bank under the Agreement, nor constitute a waiver of any provision of the Agreement.

SECTION 10.                                Execution in Counterparts.  This Thirteenth Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

SECTION 11.                         Governing Law.  This Thirteenth Amendment shall be governed by, and construed in accordance with, the laws of the State of Nebraska, without regard to its principles of conflict laws.

SECTION 12.                         Costs and Expenses.  Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery and administration of this Thirteenth Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Bank.

IN WITNESS WHEREOF, the undersigned have executed this Thirteenth Amendment effective as of the first date written above.

BORROWER:
SUPERTEL HOSPITALITY, INC., a Maryland corporation

By:       /s/ Corrine L. Scarpello________________
Name:  Corrine L. Scarpello___________________
Its:       Chief Financial Officer________________

BANK:
GREAT WESTERN BANK, a South Dakota corporation

By:  /s/ Michael T. Phelps
Michael T. Phelps,
Vice President Business Banking

DOCS/1442638.5

Exhibit "A"
Release Price for Hotels

Hotel	Release Price
Creston	$2,100,000
Hays	$1,050,000
Manhattan	$2,380,000
Kirksville	$1,043,000
Lincoln (Cornhusker)	$2,065,000
Sheboygan	$1,246,000
Tomah	$791,000
Bossler City	$1,470,000

DOCS/1442638.5